EXHIBIT 10.37

INSPIRE PHARMACEUTICALS, INC.

AMENDED AND RESTATED

DIRECTOR COMPENSATION POLICY

ADOPTED: June 9, 2003

All non-employee directors of Inspire Pharmaceuticals, Inc. (the “Company”) shall receive the following compensation:

1) Cash compensation of:

a)	$15,000 annually to cover general availability and participation in meetings and conference calls of the Board and committees of the Board (other than Audit Committee meetings and conference calls, for which members shall be compensated as set forth below);

b)	$2,500 per Board meeting for attendance at the quarterly in-person meetings (to a maximum of $10,000 annually);

and

2) Stock option grants in the amount of 30,000 shares will be granted to each director elected to a 3-year term, to vest 1/36th per month until fully vested at the end of such 3 year term; provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board otherwise determines that the circumstances warrant continuation of vesting.

In addition, all non-employee directors who serve on the Audit Committee will also receive the following compensation:

1) Cash compensation of $10,000 annually to cover general availability and participation in Audit Committee conference calls and meetings;

and

2) Stock option grants in the amount of 10,000 shares will be granted to each director elected to the Audit Committee, to vest 1/36th per month until fully vested at the end of 3 years; provided, however, that all vesting will cease if the director resigns from the Audit Committee or otherwise ceases to serve as an Audit Committee member (including without limitation as a result of a committee member’s term expiring without re-election), unless the Board otherwise determines that the circumstances warrant continuation of vesting.

Notwithstanding the foregoing, all options granted under this Director Compensation Policy shall vest immediately if (i) there is a Change of Control (as hereinafter defined) and (ii) the optionee will cease to serve as a director of the Company as a result of such Change of Control.

For purposes of this Director Compensation Policy, a “Change of Control” shall mean: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; or (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) resulting in a change of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.